10F-3 REPORT

                            SB AGGRESSIVE GROWTH
                              FUND INC.

                     September 1, 2003 through August 31, 2004

              	       Trade                     			% of
Issuer        	       Date    	 Selling Dealer    Amount      Price   Issue(1)
------                 -----     --------------    ------      -----    -------
Overnite Corp.      10/30/2003	 CS First Boston   $1,425,000  $19.00  0.19%


Kintetic Concepts Inc.2/23/2004	 Merrill Lynch     600,000  30.00     0.17%A


Assured Guaranty Ltd. 4/22/2004  Banc of America   952,200    18.00   2.04%B





(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.




A - Includes purchases of $2,400,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $947,100 by other affiliated mutual funds and discretionary accounts.